EXHIBIT 16.1

November 13, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 25, 2015, of Ashford Hospitality Prime, Inc. and are in agreement with the statements contained in the third and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained in the above referenced filing.

/s/ Ernst & Young LLP